PRESS RELEASE

FOR IMMEDIATE RELEASE:                           CONTACT:

Titanium Metals Corporation                      John A. St. Wrba
5430 LBJ Freeway, Suite 1700                     Vice President and Treasurer
Dallas, Texas  75240                             (972) 233-1700

                    TIMET REPORTS THIRD QUARTER 2006 RESULTS

     DALLAS, TEXAS . . . October 30, 2006 . . . Titanium Metals Corporation ("TIMET" or the "Company") (NYSE: TIE) reported operating income of $84.6 million for the quarter ended September 30, 2006 compared to operating income of $51.7 million for the quarter ended September 30, 2005, an increase of 64%. The increase in operating income results primarily from increases in average selling prices and sales volume, partially offset by increases in raw material costs. The Company also reported net income attributable to common stockholders of $52.7 million, or $0.29 per diluted share, for the quarter ended September 30, 2006, compared to net income attributable to common stockholders of $33.4 million, or $0.20 per diluted share, for the quarter ended September 30, 2005. All per share amounts have been adjusted to reflect all stock splits completed to date.

     The Company's net sales increased 43% to $271.8 million during the third quarter of 2006 compared to net sales of $190.0 million during the year-ago period, due to increases in average selling price, sales volumes and favorable product mix. Mill product average selling prices increased 37% and melted product average selling prices increased 68% during the third quarter of 2006 as compared to the year-ago period. While melted product shipments during the third quarter of 2006 declined slightly as compared to the year ago period, these declines were more than offset by increases in mill product shipments as TIMET's product mix shifted toward an increased level of mill products that have higher selling prices.

     The Company's results for the nine months ended September 30, 2005 include a $13.9 million non operating gain ($9.6 million, or $0.05 per diluted share, net of income taxes) related to the previously reported sale of certain real property and an aggregate $41.3 million, or $0.23 per diluted share ($5.7 million, or $0.03 per diluted share, in the third quarter 2005) income tax benefit related to the reversal of the Company's deferred income tax asset valuation allowance in the U.S. and the U.K.

     Steven L. Watson, Vice Chairman and CEO, said, "TIMET maintained strong sales volumes and operating margins during the third quarter of 2006, and we continue to see strength in the long-term demand for our products. Sales increased by 43% compared to the third quarter of 2005 while operating income increased 64%. We achieved operating income margins of approximately 31%, consistent with the second quarter 2006, despite continued volatility in certain raw material and energy costs. Commentary and presentations from a variety of industry participants, including customers of titanium metal, at the International Titanium Association conference held in early October support our view of a continuation of sustained growth in demand for titanium in the jet engine, airframe, industrial, military and medical markets as well as emerging markets. It is our belief that non-aerospace markets have the potential to develop rapidly and provide additional opportunity for accelerating growth in the titanium metals industry.

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     "We  anticipate  our full year 2006  sales  revenue to range  between  $1.1 billion and $1.2 billion, and we believe full year operating income will be between $350 million and $365 million. Our backlog was $1.0 billion at September 30, 2006, which increased from $860 million at June 30, 2006. We continue to focus on expansion of our capacity at all stages of the production process in response to the long-term outlook across all of our major end markets. Our Henderson, Nevada VDP sponge capacity expansion project is scheduled to commence commissioning near the end of 2006, and upon achieving full production levels, our sponge production capacity will increase by approximately 47%. The expansion of our Morgantown, Pennsylvania electron beam cold hearth melt capacity, which will increase our total melt capacity by approximately 20% and our cold hearth melt capacity by approximately 54%, is on schedule, and we anticipate meeting our completion target of early 2008. This additional cold hearth melt capacity, along with our scrap recycling facility in Morgantown, enhances our ability to utilize scrap which we believe over the longer term, together with our increased sponge capacity, should favorably impact our raw material costs in the future.
We  are  also  in  the  process  of  pursuing   additional   capacity  expansion
alternatives in melting and mill products conversion, which could provide a significant increase in existing production capabilities. With our strong balance sheet, liquidity and net debt of less than $30 million at September 30, 2006, we are well positioned to invest in our production capacity to the extent necessary to capitalize on the projected increase in demand in all key sectors."

     The financial information contained in this release is subject to future correction and revision and the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 with the Securities and Exchange Commission ("SEC") and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q filed with the SEC.

     The statements contained in this release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can generally be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "could," "anticipates," "expects" or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurance that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in the Company's filings with the SEC which include, but are not limited to, the cyclicality of the commercial aerospace industry, the performance of aerospace manufacturers and the Company under their long-term agreements, the existence or renewal of

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certain long-term agreements,  the difficulty in forecasting demand for titanium products, global economic and political conditions, global productive capacity for titanium, changes in product pricing and costs, the impact of long-term contracts with vendors on the ability of the Company to reduce or increase supply, the possibility of labor disruptions, fluctuations in currency exchange rates, fluctuations in the market price of marketable securities, control by
certain   stockholders  and  possible   conflicts  of  interest,   uncertainties
associated with new product or new market development, the availability of raw materials and services, changes in raw material prices and other operating costs (including energy costs), possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts and other risks and uncertainties. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

     TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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



                           TITANIUM METALS CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (In millions, except per share and product shipment data)
                                   (Unaudited)


                                                                    Three months ended                Nine months ended
                                                                      September 30,                     September 30,
                                                              -------------------------------    -----------------------------
                                                                   2006             2005             2006            2005
                                                              ----------------   ------------    -------------    ------------

Net sales                                                     $       271.8      $       190.0   $     859.6      $       529.0
Cost of sales                                                         174.0              134.3         547.2              396.4
                                                              ----------------   -------------    ----------      -------------

  Gross margin                                                         97.8               55.7         312.4              132.6

Selling, general, administrative and development expense               17.2               13.3          49.8               38.6
Other income, net                                                       4.0                9.3          10.7               14.1
                                                              ----------------   -------------    ----------      -------------

   Operating income                                                    84.6               51.7         273.3              108.1

Interest expense                                                        0.8                1.1           2.4                2.7
Other non-operating income (expense), net                               0.6                1.4          (0.8)              17.5
                                                              ----------------   -------------   -----------      -------------

   Income before income taxes and minority interest                    84.4               52.0         270.1              122.9

Income tax expense                                                     28.6               14.4          94.7                4.9
Minority interest in after tax earnings                                 1.6                1.3           6.2                3.4
                                                              ----------------   -------------   -----------      -------------

   Net income                                                          54.2               36.3         169.2              114.6

Dividends on Series A Preferred Stock                                   1.5                2.9           5.4                9.5
                                                              ----------------   -------------   -----------      -------------

   Net income attributable to common stockholders             $        52.7      $        33.4   $     163.8      $       105.1
                                                              ================   =============   ===========      =============

Earnings per share attributable to common stockholders:
  Basic                                                       $        0.33      $        0.26   $      1.07      $        0.82
  Diluted                                                     $        0.29      $        0.20   $      0.92      $        0.63

Weighted average shares outstanding:
  Basic                                                               161.1              131.1         152.9              128.9
  Diluted                                                             184.2              182.1         183.8              181.5

Melted product shipments:
  Volume (metric tons)                                                1,275              1,345         4,280              4,120
  Average selling price ($ per kilogram)                      $       38.95      $       23.15    $    36.45       $      18.70

Mill product shipments:
  Volume (metric tons)                                                3,150              2,940        10,575              9,380
  Average selling price ($ per kilogram)                      $       59.75      $       43.60    $    56.80       $      39.85


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